NEWS RELEASE
Exhibit 99.2

For Immediate Release
Astronics Corporation Announces Closing of $225 Million of
0% Convertible Notes Offering
•Issued $225 million of 0% coupon convertible notes due 2031; proceeds used in part to retire approximately $132 million principal amount of 5.5% convertible notes due 2030
•Purchased a capped call overlay resulting in effective conversion price of $83.4051, which represents an approximately 90% premium over the $43.8974 volume-weighted average price of Astronics’ common stock on September 10, 2025
EAST AURORA, NY, September 16, 2025 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today announced the closing of $225.0 million aggregate principal amount of 0% convertible senior notes due 2031 (the “Notes”), which includes the exercise in full of the $15.0 million aggregate principal amount option granted to the initial purchasers of the Notes.
Peter J. Gundermann, Chairman, President and CEO of Astronics, said, “This transaction represents a significant optimization of our capital structure. We have replaced higher-cost convertible debt with the new $225 million 0% convertible notes paired with a capped call that measurably raises the conversion premium. As a result, we have reduced our cost of debt and meaningfully limited future potential dilution for our shareholders. With our enhanced balance sheet and stronger financial performance, we also plan to restructure our asset-based revolver (“ABL”) into a revolving line of credit. Our balance sheet supports the growth we expect as we execute on the many opportunities we have in hand to grow our business, drive profitability and generate cash.”
Overview of the Transaction:
•Offering Size: $225.0 million aggregate principal amount due 2031, including the full exercise of the initial purchasers’ option to purchase an additional $15.0 million
•Interest Rate: 0%
•Initial Conversion Rate: 18.2243 shares of Astronics common stock per $1,000 principal amount of Notes
•Initial Conversion Price: $54.8718 per share representing a conversion premium of approximately 25% over the volume weighted average price of $43.8974 on September 10, 2025 (“reference price”)
•Settlement Method: Principal amount of Notes repaid in cash and deliver in-the-money amount in net shares, cash or a combination at Company’s option
•Cap Price of Capped Call Transactions: Initially set at $83.4051 per share, representing an approximately 90% premium over the reference price
Use of Net Proceeds:
•Repurchase of 2030 Convertible Senior Notes: Approximately $189.8 million of net proceeds combined with $85.0 million of borrowings under the ABL and $11.0 million of cash on hand were used to repurchase $132.0 million in aggregate principal amount of the Company’s outstanding convertible senior notes due 2030 (“2030 Notes”). Following the repurchase, approximately $33.0 million aggregate principal amount of 2030 Notes will be outstanding.
•Capped Call Transactions: Approximately $26.9 million of net proceeds were used to fund the cost of the capped call transactions
Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Closing of $225 Million of 0% Convertible Notes Offering
September 16, 2025

The Notes were offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes and any shares of Astronics’ common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities law, and the Notes and any such shares may not be offered or sold absent registration under, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.
About Astronics
Astronics Corporation (NASDAQ: ATRO) serves the world’s aerospace, defense and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets. For more information on Astronics and its solutions, visit Astronics.com.
Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the restructuring of the ABL and entry into a revolving credit facility, the ability to successfully execute on opportunities to grow the business, drive profitability and generate cash. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
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For more information, contact:
Company	Investors
Nancy L. Hedges, CFO	Deborah K. Pawlowski
Astronics Corporation	Alliance Advisors IR
T: 716.805.1599	T: 716.843.3908
dpawlowski@allianceadvisors.com

Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052